Exhibit 99.1

NextPlat Reports Third Quarter 2025 Results

Company Reports $13.8M in Q3 Revenue as Refocusing and Cost Cutting Initiatives Drive Improved Late Quarter Performance with Accelerated Sequential Improvements Expected in Q4 and into 2026

HALLANDALE BEACH, FL – November 13, 2025 – NextPlat Corp (NASDAQ: NXPL, NXPLW) (“NextPlat” or the “Company”), a global consumer products and services company providing healthcare and technology solutions through e-commerce and retail channels worldwide, today announced the financial results for the quarter-ended September 30, 2025, reflecting the performance of its e-Commerce and Healthcare Operations.

“Late in the third quarter, we began to see the positive impact of our cost-cutting, customer re-engagement, and business efficiency efforts, reversing the sequential declines witnessed in the first half of 2025. Based upon the significant increased prescription volumes and related revenue recorded in our healthcare segment in early Q4, combined with accelerating cost reductions across the organization, it is clear that our refocusing efforts are delivering the positive impacts we expected, laying the groundwork for much-improved financial results into early 2026,” said David Phipps, Chief Executive Officer and President of NextPlat Corp.

Third Quarter 2025 Financial Highlights:

●	Consolidated revenue for the quarter ended September 30, 2025, was approximately $13.8 million compared to approximately $15.4 million for the quarter ended September 30, 2024. The decrease in consolidated revenue was primarily driven by a decline in Healthcare Operations due to the decrease in pharmacy 340B contract revenue. As a result of direct engagement with select 340B customers late in the quarter, the Company has seen improved prescription volume within this segment which it believes will contribute to sequential increases in 340B prescription volumes starting in the fourth quarter of 2025.

●	Overall gross profit margin for the quarter ended September 30, 2025, declined to approximately 19.9% from 23.2% when compared to the prior year quarter. Gross profit margin from our Healthcare segment decreased to approximately 18.4% in the third quarter of 2025 from 21.5% in the third quarter of 2024 and was primarily attributable to the decrease in 340B revenue. Gross profit margin for our e-Commerce Operations decreased to approximately 23.7% from 28.1% when compared to the prior year quarter primarily due to a service provider airtime contract that expired on December 31, 2024, which introduced new airtime costs beginning January 1, 2025, and temporary rate reductions for some customers continuing to be affected by ongoing network provider service interruptions.

●	Operating expenses for the quarter ended September 30, 2025, decreased to approximately $4.7 million compared to approximately $7.8 million in the prior year quarter, excluding approximately $3.7 million in non-recurring expenses such as an impairment loss from the write-down of certain long-lived assets. As expected, overall operational costs declined due to a decrease in stock-based compensation for grants fully vested, a reduction in executive compensation, and ongoing headcount reductions implemented as part of the Company’s proactive steps designed to improve its expense structure. As a result of ongoing operational process efficiency improvements, staff adjustments, and other cost saving efforts, the Company anticipates further reductions in operating expenses which are expected to contribute to continued improvement going forward.

●	Net loss attributable to NextPlat Corp common shareholders for the quarter ended September 30, 2025, decreased approximately 48% to approximately $2.2 million, or ($0.08) per diluted share, compared to a net loss of approximately $4.2 million, or ($0.22) per diluted share reported for the quarter ending September 30, 2024.

●	The Company ended the quarter with approximately $13.9 million in cash.

●	During the third quarter of 2025, the Company began repurchasing its common shares under the authorized share repurchase program. A total of 130,549 shares were repurchased and are being held as treasury stock.

Organizational Highlights and Recent Business Developments:

●	As communicated in the recent CEO Shareholder Update Letter, the Company continues to execute its plan to refocus and streamline its operations to improve efficiencies and reduce costs while supporting future growth. NextPlat has identified and taken steps to reduce annualized overhead expenses by more than $2.0 million through actions including reduction in staff, operational and logistical improvements, and the elimination of underutilized office space. Although some of these initial cost reductions are included in the financial results for the quarter ended September 30, 2025, the identified savings are expected to increasingly contribute to sequentially improved operating metrics starting in the fourth quarter. At the same time, the Company is allocating a portion of these annual savings to invest into supporting the growth of the business including improved customer service and the recruitment of additional personnel and resources in sales and marketing with an emphasis on securing new 340B and long-term care facility service contracts.

●	Under the leadership of its newly expanded Healthcare team, the Company has been implementing operational improvements focused on efficiency, enhanced customer service, and business development. These efforts are highlighted by the addition of new customers during the quarter as well as a recently expanded medication fulfillment services subcontract on behalf of a government contractor previously awarded to the Company. This subcontract and renewed activity by new and existing 340B customers are contributing to a significant increase in additional high margin prescription volumes, currently exceeding 3,000+ per month. This increased activity and momentum continued through October and into early November and is currently anticipated to drive a significant sequential prescription volume increase in the fourth quarter vs. the third quarter of 2025 and into 2026. The Company is also currently working to optimize inventory levels in its PharmcoRx pharmacies, which are expected to generate a significant one-time cash savings through the return of excess inventory to the supplier.

●	In the e-Commerce segment, during the quarter, the Company continued to see robust sales for satellite-based connectivity and IoT (Internet of Things) products with strength on the Amazon platform and in high-margin recurring revenue which continues to run at record levels. Through its Global Telesat Communications Ltd (GTC) and U.S.-based Orbital Satcom and Outfitter Satellite units, the Company continues to expand its portfolio of cutting-edge connectivity products and growing its consumer and enterprise customer base with new and existing relationships, highlighted by the selection of GTC as the exclusive distributor for personal messaging and tracking products by a leading global satellite network operator for countries in the Nordic region. In its e-Commerce development program for the sale of OPKO Healthcare (NASDAQ: OPK) (“OPKO”)-branded human health and wellness products in China, despite continued challenges of limited inventory levels, sales activity and sell-through remains high. In September, NextPlat also launched its Florida Sunshine products in the UK and EU and began processing orders via its Amazon and Shopify e-commerce storefronts. The Company is also preparing the launch of an Artificial Intelligence (AI)-driven marketing campaign for Florida Sunshine in partnership with an experienced healthcare brand marketing firm and its storefront on Alibaba Group Holding Limited’s (NYSE: BABA) Tmall store in China has been approved to sell its products with shipping expected to begin in the first quarter of 2026.

Third Quarter 2025 Conference Call Notification

NextPlat’s Chief Executive Officer and President, David Phipps, its Chief Financial Officer, Amanda Ferrio, and Vice President of Healthcare Operations, Birute Norkute, will host a conference call today, November 13th at 8:30 a.m. Eastern time to discuss the results for the quarter ended September 30, 2025, as well as other recent developments.

To access the call, please use the following information:

Date:	Thursday, November 13, 2025
Time:	8:30 a.m. Eastern time
Toll-free dial-in number:	1-800-836-8184
International dial-in number:	1-646-357-8785
Conference webcast link:	https://app.webinar.net/EYVam5wPR3y

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast live and available for replay at https://app.webinar.net/EYVam5wPR3y and via the investor relations section of the Company’s website at https://ir.nextplat.com/news-events/ir-calendar/detail/20251113-q3-2025-results-conference-call. A replay of the conference call will be available after 12:00 p.m. Eastern time through November 20, 2025.

Toll-free replay number:	1-888-660-6345
International replay number:	1-646-517-4150
Replay entry code:	03432 #

The financial information included in this press release should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the Securities and Exchange Commission.

About NextPlat Corp

NextPlat is a global consumer products and services company providing healthcare and technology solutions through e-Commerce and retail channels worldwide. Through acquisitions, joint ventures and collaborations, the Company seeks to assist businesses in selling their goods online, domestically, and internationally, allowing customers and partners to optimize their e-Commerce presence and revenue. NextPlat currently operates an e-Commerce communications division offering voice, data, tracking, and IoT products and services worldwide as well as pharmacy and healthcare data management services in the United States through its subsidiary, Progressive Care.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements. These statements include the capabilities and success of the Company’s business and any of its products, services or solutions. The words “believe,” “forecast,” “project,” “intend,” “expect,” “plan,” “should,” “would,” and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, including the Company’s ability to launch additional e-commerce capabilities for consumer and healthcare products  and its ability to grow and expand as intended, any of which could cause the Company to not achieve some or all of its goals or the Company’s previously reported actual results, performance (finance or operating), including those expressed or implied by such forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained from the SEC’s website at www.sec.gov. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Media and Investor Contact for NextPlat Corp:

Michael Glickman

MWGCO, Inc.

917-397-2272

mike@mwgco.net

NEXTPLAT CORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Sales of products, net	$13,099	$12,865	$38,444	$41,015
Revenues from services	653	2,502	3,073	8,834
Revenue, net	13,752	15,367	41,517	49,849

Cost of products	11,012	11,799	32,410	35,539
Cost of services	10	10	31	31
Cost of revenue	11,022	11,809	32,441	35,570

Gross profit	2,730	3,558	9,076	14,279

Operating expenses:
Selling, general and administrative	1,510	1,728	4,415	4,650
Salaries, wages and payroll taxes	2,665	3,478	7,929	10,293
Impairment loss	—	3,729	—	13,653
Professional fees	389	2,144	1,509	4,133
Depreciation and amortization	130	197	450	608
Intangible asset amortization	25	281	76	1,679
Total operating expenses	4,719	11,557	14,379	35,016

Loss before other (income) expense	(1,989)	(7,999)	(5,303)	(20,737)

Other (income) expense:
Loss (gain) on sale or disposal of property and equipment	36	(98)	199	(98)
Loss on settlement of litigation	250	—	250	—
Interest expense	14	22	47	62
Interest earned	(88)	(183)	(295)	(596)
Other income	—	(2)	—	(2)
Foreign currency exchange rate variance	10	(119)	(201)	(87)
Total other (income) expense	222	(380)	—	(721)

Loss before income taxes and non-controlling interest	(2,211)	(7,619)	(5,303)	(20,016)

Income taxes	26	(45)	(14)	(92)
Net loss	(2,185)	(7,664)	(5,317)	(20,108)

Net loss attributable to non-controlling interest	—	3,448	—	9,100
Net loss attributable to NextPlat Corp	$(2,185)	$(4,216)	$(5,317)	$(11,008)

Comprehensive loss:
Net loss	$(2,185)	$(7,664)	$(5,317)	$(20,108)
Foreign currency gain (loss)	18	6	(51)	(30)
Comprehensive loss	$(2,167)	$(7,658)	$(5,368)	$(20,138)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(2,185)	$(4,216)	$(5,317)	$(11,008)
Weighted number of common shares outstanding – basic and diluted	25,992	18,982	25,974	18,844

Basic and diluted loss per share	$(0.08)	$(0.22)	$(0.20)	$(0.58)

NEXTPLAT CORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except number of shares and par value)

	September 30, 2025	December 31, 2024
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash	$13,926	$19,960
Accounts receivable, net	4,018	4,895
Receivables - other, net	1,716	732
Inventory, net	5,616	4,881
Unbilled revenue	306	237
VAT receivable	371	371
Prepaid expenses	256	404
Total Current Assets	26,209	31,480

Property and equipment, net	2,594	3,407

Goodwill	156	156
Intangible assets, net	448	524
Operating right-of-use assets, net	527	812
Finance right-of-use assets, net	—	5
Deposits	79	94
Total Other Assets	1,210	1,591
Total Assets	$30,013	$36,478

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses	$6,437	$7,230
Contract liabilities	243	89
Notes payable	252	380
Due to related party	4	48
Operating lease liabilities	356	404
Finance lease liabilities	—	5
Income taxes payable	71	54
Total Current Liabilities	7,363	8,210

Long Term Liabilities:
Notes payable, net of current portion	907	1,032
Operating lease liabilities, net of current portion	197	438
Total Liabilities	8,467	9,680

Commitments and Contingencies	—	—

Equity
Common stock ($0.0001 par value; 50,000,000 shares authorized, 26,224,987 and 25,963,051 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively)	3	3
Additional paid-in capital	75,913	75,697
Accumulated deficit	(54,267)	(48,950)
Accumulated other comprehensive loss	(117)	(66)
Treasury stock (at cost; 130,549 shares as of September 30, 2025 and no shares as of December 31, 2024, respectively)	(100)	—
Equity attributable to NextPlat Corp stockholders	21,432	26,684
Equity attributable to non-controlling interests	114	114
Total Equity	21,546	26,798

Total Liabilities and Equity	$30,013	$36,478